EXHIBIT 5.1
November 5, 2007
Global Industries, Ltd.
11490 Westheimer, Suite 400
Houston, Texas 77077
Ladies and Gentlemen:
We have acted as counsel for Global Industries, Ltd., a Louisiana corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company of up to 9,800,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share, under the Global Industries, Ltd. 2005 Stock Incentive Plan and the Global Industries, Ltd. 1998 Equity Incentive Plan (the “Plans”).
In connection with the foregoing, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) resolutions of the Company’s board of directors and committees thereof, (iv) the Registration Statement, (v) records related to the corporate proceedings with respect to the issuance of the Securities, and (vi) such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to questions of fact relevant to this opinion, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete. We have also assumed that the exercise price paid to the Company per Company Share upon issuance will be at least equal to the par value of such share.
Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Company Shares have been duly authorized and when the Company Shares are issued in accordance with the provisions of the Plan under which they are issued, such shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited in all respects to the Business Corporation Law of the State of Louisiana, as interpreted by the courts of the State of Louisiana and of the United States. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied here from. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
VINSON & ELKINS L.L.P.